Exhibit 5.1

Exhibit 5.1 November 19, 2024 Visionary Holdings Inc. I05 Moatfield Dr. Unit I003 Toronto. Ontario, Canada M3B 0A2 DC Law Professional Corporation 3100 Steeles Avenue East, Suite 200 Markham, Ontario, Canada L 3 R 8 T 3 T: 647 - 255 - 8433 F: 437 - 836 - 9853 Email: office@dcuilaw.com Re: Registration Statement of Visionary Holdings Inc. on Form S - 8 Dear Sirs/Mesdames: We have acted as Canadian counsel to Visionary Holdings Inc . (the Corporation), a corporation incorporated under the Business Corporations Act (Ontario), in connection with the registration under the United States Securities Act of 1933 , as amended (the Securities Act) . pursuant to a Registration Statement on Form S - 8 (the Registration Statement), filed on or about the date hereof with the United States Securities and Exchange Commission (the SEC), of up to an aggregate of 620 , 000 common shares of the Corporation (the Common Shares) which are issuable by the Corporation to eligible participants pursuant to awards granted under the Corporation's 2024 Restricted Stock Plan dated November I I, 2024 (the Plan) . As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion . including : a) the Registration Statement; b) the Plan; c) the Articles of Incorporation, as amended, of the Corporation; d) the Unanimous Consent of the Board of Directors of the Corporation dated November 11, 2024; e) the certificate of a duly authorized Officer of Corporation (the Officer's Certificate) as to certain facts set forth herein dated November 19, 2024, attached hereto as Exhibit "A"; and f) the certificate of status dated November 18, 2024 issued for the Corporation under the Business C01porations Act (Ontario) (the Certificate of Compliance). With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of the Corporation and have not performed any independent check or verification of such factual matters . In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons . the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed . telecopied or photostatic copies and the authenticity of the originals of such latter documents, and that all facts set

1

forth in the certificates supplied by officers of the Corporation are complete, true and accurate as of the date hereof. We have also assumed that the Certificate of Compliance referred to above will continue to be accurate as at the date of issuance of any Common Shares under the Registration Statement.

The opinion set forth below is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, in each case in effect on the date hereof. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinion set forth below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity; (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies; (iv) we express no opinion as to whether the Registration Statement contains full, true and plain disclosure of all material facts relating to the Plan or the Common Shares issuable thereunder or any other matters for the purposes of the *Securities Act* (Ontario); and (v) where our opinion below refers to the Common Shares as being "fully paid and non-assessable," such opinion assumes that all required consideration (in whatever form) has been or will be paid or provided, and we express no opinion with respect to the adequacy of any consideration received.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that upon issuance and delivery of and payment for such Common Shares in accordance with the terms and conditions of the Registration Statement and the Plan, such Common Shares being issued by the Corporation, will be validly issued, fully paid and non-assessable shares in the share capital of the Corporation.

This opinion has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Corporation, the Registration Statement or the Common Shares.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference of our name therein and in the prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

Yours truly,

DC Law Professional Corporation

Per:

Name: Zhuyu Cui
Title: Director

I have the authority to bind the corporation.

ZHUYU CUI
Barrister, Solicitor, Notary Public
and a Commissioner for Oaths
in and for Ontario.

DC Law Professional Corporation
3100 Steeles Ave E, Suite 200
Markham, ON L3R 8T3
Tel: 647-255-8433 Fax: 437-836-9853
office@dcullaw.com

5 Exhibit “A” Officer’s Certificate Of Visionary Holdings Inc. (the “Corporation”) To: DC Law Professional Corporation Barristers and Solicitors RE: Registration Statement of Visionary Holdings Inc. on Form S - 8 The undersigned, in his/her capacity as an officer or director of the Corporation and without personal liability, hereby certifies that, as of the date hereof: 1. I am the Chief Executive Officer of the Corporation, and as such I have personal knowledge of the matters hereinafter declared ; and 2. There are no incorporating documents, shareholder’s agreements, or other agreements or instruments relating to the Corporation that would restrict or prevent the Corporation from issuing any Common Shares of the Corporation in any manner . DATED this 19 th day of November, 2024. Name: Xiyong Hou Title: Chief Executive Officer

3